Exhibit 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations	800 S. Douglas Road, 12th Floor
305-406-1815	Coral Gables, Florida 33134
305-406-1886 fax	Tel: 305-599-1800
marc.lewis@mastec.com	Fax: 305-406-1960
www.mastec.com

For Immediate Release

MasTec Reports Record Revenue, EBITDA, and Net Income

for 2011

Coral Gables, FL (February 29, 2012) — MasTec, Inc. (NYSE: MTZ) today announced record 2011 full year revenue, EBITDA, net income and backlog. These 2011 all-time record results surpass the 2010 record levels.

For the year ended December 31, 2011, revenue was $3.0 billion compared to $2.3 billion for 2010, a 30% increase. 2011 GAAP net income increased by 17% to $106 million, or $1.23 per diluted share compared to 2010 net income of $90 million, or $1.05 per diluted share.

2011 adjusted EBITDA was $261 million compared to $241 million for 2010, an 8% increase. 2011 adjusted net income was $92 million compared to GAAP net income of $90 million in the prior year, a 2% increase. 2011 adjusted diluted earnings per share was $1.07 compared to $1.05 for the prior year on a GAAP basis.

Included in our 2011 GAAP results are two items that should be highlighted to arrive at our adjusted results. First, as previously disclosed in the second quarter of 2011, the Company recorded a non-cash remeasurement gain related to MasTec’s 2010 initial 33% equity investment in EC Source, an electrical transmission construction company. The remeasurement gain was $29.0 million pre-tax, $17.7 million after-tax, or approximately $0.20 per diluted share. Second, in the fourth quarter of 2011, the Company recorded an expense, included in cost of revenue excluding depreciation and amortization, reflecting the estimated liability related to MasTec’s withdrawal from the Teamsters Central States Pension Fund of $6.4 million pre-tax, $3.9 million after-tax, or approximately $0.05 per diluted share. Included in the attached financial information, and on our website, are calculations of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, excluding the remeasurement gain and excluding the Teamster pension withdrawal expense.

Revenue for the quarter ended December 31, 2011 was $774 million compared to revenue of $731 million in the fourth quarter of 2010, an increase of 6%. Fourth quarter 2011 GAAP net income was $8.6 million, or $0.10 per diluted share, as compared to 2010 fourth quarter net income of $38.4 million, or $0.44 per diluted share. Fourth quarter adjusted EBITDA was $52.4 million compared to EBITDA of $88.1 million for the prior year period. Fourth quarter 2011 adjusted net income was $12.5 million compared to $38.4 million in the prior year on a GAAP basis. Adjusted fully diluted earnings per share for the quarter was $0.15 compared to $0.44 for the prior year quarter on a GAAP basis.

MasTec liquidity increased dramatically during 2011. Liquidity, at December 31, 2011, was $470 million compared to $284 million at year-end 2010. Liquidity is defined as unrestricted cash plus availability under the Company’s credit facility which was expanded in 2011.

The Company continues to show strong order bookings. MasTec’s 18-month backlog increased 38% to $3.3 billion, compared with $2.4 billion at the end of 2010.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “2011 was a good year but it could have been much better. While profits in our wireless and pipeline markets underperformed in the second half of 2011, we expect margins to rebound nicely in 2012. We are starting the year with record levels of backlog and we are well positioned in our core markets. Our guidance anticipates another year of record revenues and profits and a bounce back to double digit EBITDA margins. In short, we project a great 2012”.

Bob Campbell, MasTec’s Executive Vice President and Chief Financial Officer noted, “Our balance sheet, capital structure and liquidity all remain strong, which enables us to support the high levels of future growth that we are expecting.”

Today, the Company is issuing both first quarter and annual 2012 guidance. The Company currently projects 2012 revenue of approximately $3.25 billion. 2012 net income is projected to be approximately $122 million and projected 2012 EBITDA is estimated to be $325 million. 2012 fully diluted earnings per share is projected to be $1.42. The 2012 guidance assumes that DirectStar, our DirecTV marketing business, will be sold in the second quarter.

For the first quarter of 2012, the Company expects revenue of approximately $725 million. First quarter 2012 net income is projected to range from $12.3 million to $14.1 million and first quarter EBITDA is estimated to be $50 million to $53 million. First quarter fully diluted earnings per share is estimated to be $0.15 to $0.17.

The following tables set forth the financial results for the periods ended December 31, 2011 and 2010:

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
Revenue	$3,008,977	$2,308,031	$774,231	$730,740
Costs of revenue, excluding depreciation & amortization	2,606,091	1,938,882	689,393	604,107
Depreciation and amortization	75,228	57,966	21,676	14,783
General and administrative expenses	148,432	126,658	38,954	37,156
Interest expense, net Gain on remeasurement of equity interest of acquiree	34,423 (29,041)	29,105 —	9,307 —	7,206 —
Other (income) expense, net	(183)	1,420	(87)	1,357

Income before provision for income taxes	174,027	154,000	14,988	66,131
Provision for income taxes	(68,055)	(63,613)	(6,428)	(27,701)

Net Income	105,972	90,387	8,560	38,430
Net (loss) income attributable to non-controlling interests	(29)	(141)	1	(81)

Net income attributable to MasTec	$106,001	$90,528	$8,559	$38,511

Basic net income per share attributable to MasTec	$1.29	$1.19	$0.10	$0.50

Basic weighted average common shares outstanding	82,182	76,132	49,179	49,179

Diluted net income per share attributable to MasTec	$1.23	$1.05	$0.10	$0.44

Diluted weighted average common shares outstanding	86,718	90,913	86,008	91,259

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2011	2010
Assets
Current assets	$822,510	$721,674
Property and equipment, net	266,583	180,786
Goodwill and other intangibles, net	925,796	691,559
Securities available for sale	13,565	18,997
Other assets	52,691	42,812

Total assets	$2,081,145	$1,655,828

Liabilities and Shareholders’ Equity
Current liabilities	$580,247	$486,544
Deferred tax liabilities, net	122,614	62,487
Long-term debt	460,725	394,151
Other liabilities	106,352	59,484
Shareholders’ equity	811,207	653,162

Total liabilities and shareholders’ equity	$2,081,145	$1,655,828

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2011	2010
Net cash provided by operating activities	$5,826	$218,029
Net cash used in investing activities	(146,562)	(104,280)
Net cash used in financing activities	(16,789)	(24,741)

Net (decrease) increase in cash and cash equivalents	(157,525)	89,008
Net effect of currency translation on cash	201	75
Cash and cash equivalents-beginning of period	177,604	88,521

Cash and cash equivalents-end of period	$20,280	$177,604

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

Adjusted EBITDA

Reconciliation

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net Income	$106.0	3.5%	$90.4	3.9%
Interest expense, net	34.4	1.1%	29.1	1.3%
Provision for income taxes	68.1	2.3%	63.6	2.8%
Depreciation and amortization	75.2	2.5%	58.0	2.5%

EBITDA	$283.7	9.4%	$241.1	10.4%

Gain from remeasurement of equity interest in acquiree	(29.0)	(1.0%)	—	—
Multi-employer pension plan withdrawal charge	6.4	0.2%	—	—

Adjusted EBITDA	$261.1	8.7%	$241.1	10.4%

Adjusted Net Income and Earnings per

Share Reconciliation

	Year Ended
	December 31,
	2011	2010
GAAP Net income	$106.0	$90.4
Gain from remeasurement of equity interest in acquiree, net of tax	(17.7)	—
Multi-employer pension plan withdrawal charge, net of tax	3.9	—

Adjusted Net Income	$92.2	$90.4

GAAP Diluted net income per share attributable to MasTec	$1.23	$1.05
Gain from remeasurement of equity interest in acquiree	(0.20)	—
Multi-employer pension plan withdrawal charge	0.05	—

Adjusted Diluted Net Income per share attributable to MasTec	$1.07	$1.05

Adjusted EBITDA

Reconciliation

	Three Months Ended		Three Months Ended
	December 31, 2011		December 31, 2010
	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$8.6	1.1%	$38.4	5.3%
Interest expense, net	9.3	1.2%	7.2	1.0%
Provision for income taxes	6.4	0.8%	27.7	3.8%
Depreciation and amortization	21.7	2.8%	14.8	2.0%

EBITDA	$46.0	5.9%	$88.1	12.1%
Multi-employer pension plan withdrawal charge	6.4	0.8%	—	—

Adjusted EBITDA	$52.4	6.8%	$88.1	12.1%

Adjusted Net Income and EPS Reconciliation

	Three Months Ended December 31,
	2011	2010
GAAP Net income	$8.6	$38.4
Multi-employer pension plan withdrawal charge, net of tax	3.9	—

Adjusted Net Income	$12.5	$38.4

GAAP Diluted net income per share attributable to MasTec	$0.10	$0.44
Multi-employer pension plan withdrawal charge	0.05	—

Adjusted Diluted Net Income per share attributable to MasTec	$0.15	$0.44

Adjusted EBITDA Reconciliation

	Years Ended
	2012 Est.	2011	2010
GAAP Net income	$122.0	$106.0	$90.4
Interest expense, net	39.0	34.4	29.1
Provision for income taxes	80.0	68.1	63.6
Depreciation	72.0	61.2	45.0
Amortization	12.0	14.0	13.0

EBITDA	$325.0	$283.7	$241.1
EBITDA margin	10.0%	9.4%	10.4%

Gain from remeasurement of equity interest in acquiree	—	(29.0)	—
Multi-employer pension plan withdrawal charge	—	6.4	—

Adjusted EBITDA	$325.0	$261.1	$241.1

Adjusted EBITDA margin	10.0%	8.7%	10.4%

EBITDA Reconciliation

	Three Months Ended March 31,
	2012E	2011	2010
GAAP Net Income	$12.3- 14.1	$21.1	$7.4
Interest expense, net	9.3	7.9	7.4
Provision for income taxes	8.1-9.3	13.5	5.1
Depreciation	17.5	13.2	11.1
Amortization	2.8	1.9	3.1

EBITDA	$50.0- 53.0	$57.6	$34.0

EBITDA margin	6.9- 7.3%	9.3%	7.6%

Tables may contain differences due to rounding.

The Company’s senior management will hold a conference call to discuss these results on Thursday, March 1, 2012 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2210 and the replay number is (719) 457-0820, with a pass code of 6417851. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, such as: electrical utility transmission and distribution, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. MasTec’s customers are primarily in the utility, communications and government industries. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.